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                                                                    Exhibit 99.2


FOR IMMEDIATE RELEASE
---------------------
13 DECEMBER 2002


              PERKINELMER EXTENDS TENDER OFFER FOR ITS 6.80% NOTES

BOSTON - PerkinElmer, Inc. (NYSE: PKI) today announced that it had extended its cash tender offer for its outstanding 6.80% Notes due October 15, 2005. The offer will now expire at 10:00 a.m., New York City time, on Thursday, December 26, 2002, unless further extended, rather than on Monday, December 23, 2002 at 10:00 a.m.

The new expiration date is expected to coincide with the closing date for PerkinElmer's recently announced private placement of $300 million in senior subordinated notes. PerkinElmer also expects to close its proposed new senior secured credit facilities on that date.

Holders who have not yet tendered their 6.80% notes may do so until the expiration of the offer. If the offer is completed, holders who validly tendered their 6.80% notes and the related consents at or before 5:00 p.m., New York City time, on Friday, December 6, 2002 (the consent date) will be entitled to receive the tender offer consideration of $985 per $1,000 principal amount of 6.80% notes tendered, plus a consent payment of $15 per $1,000 principal amount. Notes and consents tendered as of the consent date may not be revoked. Holders who did not tender their notes and related consents as of the consent date will receive the tender offer consideration of $985 per $1,000 principal amount of notes tendered but will not be entitled to the consent payment. On December 6, 2002, PerkinElmer announced that approximately $108 million, or 94%, in aggregate principal amount of the outstanding 6.80% notes, and the consents related thereto, had been tendered as of the consent date. As of December 12, 2002, the same amount of notes and related consents, approximately $108 million, had been tendered.

PerkinElmer's obligation to complete the tender offer and consent solicitation is subject to a number of conditions, including the closing of the previously announced secured credit facilities and offering of senior subordinated notes.

PerkinElmer has retained Merrill Lynch to act as Dealer Manager in connection with the offer and Solicitation Agent in connection with the consent solicitation. The information agent for the offer and the consent solicitation is D.F. King & Co., Inc. Questions about the offer or requests for additional sets of the offer materials may be directed to Merrill Lynch (telephone:
888/ML4-TNDR (toll-free), or 212/449-4914) or to D.F. King & Co., Inc. (collect telephone at: 212/269-5550 for banks and brokers; or 800/290-6426 for all others).

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities and no recommendation is made as to whether or not holders of 6.80% notes should tender their 6.80% notes and provide consents pursuant to the offer. The offer is made only by the Offer to Purchase and Consent Solicitation Statement dated November 22, 2002, copies of which have been provided to holders of the 6.80% notes.
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FACTORS AFFECTING FUTURE PERFORMANCE

Any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by these forward-looking statements, including the possibility that our proposed new financing with Merrill Lynch is not consummated, including without limitation as a result of an inability to satisfy the conditions to Merrill Lynch's obligations set forth in the commitment agreement for such proposed new financing, risks related to our debt levels, a downturn in our customers' markets, our failure to introduce new products in a timely manner, risks related to our international operations, our inability to integrate acquired businesses into our existing business, competition and other factors which we describe under the caption "Forward-Looking Information and Factors Affecting Future Performance" in our most recently filed quarterly report on Form 10-Q. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

                                      ###

PerkinElmer, Inc. is a global technology leader focused in the following businesses - Life and Analytical Sciences, Optoelectronics, and Fluid Sciences. Combining operational excellence and technology expertise with an intimate understanding of its customers' needs, PerkinElmer creates innovative solutions
- backed by unparalleled service and support - for customers in health sciences, semiconductor, aerospace, and other markets whose applications demand absolute precision and speed. The company markets in more than 125 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.

FOR FURTHER INFORMATION:      Investor Contact:   Media Contact:
                              Diane Basile        Jim Monahan
                              (781) 431-4306      (781) 431-4111